200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE
Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY CORPORATION
REPORTS EARNINGS FOR FISCAL YEAR AND FOURTH QUARTER
ENDED JUNE 30, 2011

CONFERENCE CALL SCHEDULED FOR SEPTEMBER 30, 2011

Ft. Lauderdale, FL, September 28, 2011 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics service company providing efficient, just in time distribution of petroleum products and chemicals, today announced its earnings and results for the fiscal year and fourth quarter ended June 30, 2011.

For the fiscal year ended June 30, 2011, the Company reported net income of $1.3 million or $0.15 per share, operating income of $2.4 million, and EBITDA1, a non-GAAP measure, of $4.5 million or $0.52 per share.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“Fiscal 2011 was another year of solid operating performance for SMF Energy.  We continued to increase net income and to strengthen our balance sheet.  We have begun paying cash dividends to our common stock shareholders.  Our success in operating results and financial condition is not the result of positive economic circumstances, but rather successful long term planning, which had its roots in 2006, when we started investing aggressively in our infrastructure.

“During fiscal 2011, we continued to grow our business while improving our operating efficiencies.  Our gallons sold increased 2% over the prior fiscal year, primarily due to the addition of new customers at existing locations.  This growth in volume provided efficiencies and yield that contributed to improvements in our bottom-line performance substantially greater than the 2% volume increase itself.  Our positive growth trend has accelerated into fiscal 2012 with the further addition of new customers whose business is expected to add 7% to our annual volumes in fiscal 2012.

“Our balance sheet was bolstered in fiscal 2011 through contributions to equity from bottom line performance and the further reduction of our existing term debt through the pay-down of $1.0 million in principal during this fiscal year.  Our debt to equity ratio, which was 1.7 to 1.0 at June 30, 2010, improved to 1.5 to 1.0 at the end of fiscal 2011.

1 EBITDA, fixed charges and fixed coverage ratio are non-GAAP measures within the meaning of SEC Regulation G.   See “Non-GAAP Measures and Definitions below.”

“In August 2011, we announced the replacement of our common stock repurchase program with a common stock dividend program, reflecting our commitment to providing an immediate tangible return on investment to our shareholders.  The quarterly dividend program demonstrates our confidence in the continuing prosperity of our business. The first dividend declared by our Board of Directors was a $0.0125 per share quarterly payment on October 14, 2011 to shareholders of record as of September 28, 2011, for an annualized yield of $0.05/share, or $420,000, approximately 30% of our fiscal 2011 earnings per share. The quarterly dividend will be continually evaluated for opportunities to provide additional return to our shareholders. While there are no guarantees of future performance or dividends in this uncertain economy, we have an established track record of overcoming adverse economic impacts and believe that we have adopted a sustainable program that will yield immediate value to our shareholders while supporting our long term growth strategy.

“We are also pleased to announce the renewal of our credit facility with our principal lender, Wells Fargo, N. A., for five years maturing on September 27, 2016.  This renewal substantially lowers the interest rate on our credit facility to a range between 2.25% to 2.50% plus the 90-day Libor rate, with an estimated savings over the five-year term of up to $1.36 million.  The extended loan facility also improves our working capital by $7.9 million due to the reclassification of our revolving line of credit from current to long term debt; increases our line of credit by $5 million to $25 million to support growth; and allows us to lock in at any time the then current interest rate on up to $8.0 million of debt for the balance of the term.  The loan facility extension reflects the financial support and the strong relationship that we have developed with our principal lender.”

Highlights of Fiscal Year 2011 vs. Fiscal Year 2010

•
Revenues were $236.4 million in fiscal year 2011, as compared to $192.8 million in fiscal year 2010, an increase of $43.6 million, or 23%.  Higher market prices for petroleum prices were the principal reason for $40.0 million of the fiscal 2011 increase in revenues. The remaining $3.6 million of increased revenues resulted from an additional 1 million gallons sold during the year.

•
Net income was $1.3 million in fiscal 2011, compared to net income of $465,000 in fiscal 2010, an improvement of approximately $800,000, or 172%.  The improvement in net income is primarily due to higher gross profit of $1.5 million, offset by higher SG&A of approximately $700,000, and higher income tax expense of $194,000 due primarily to the alternative minimum tax rules and state income taxes in states where we already utilized available state tax net operating losses.

•
EBITDA1, a non-GAAP measure, was $4.5 million in fiscal 2011, as compared to $4.0 million in fiscal 2010, an increase of $445,000, or 11%.  The improvement in EBITDA1 is primarily due to higher gross profit of $1.5 million offset by higher SG&A expenses.  While our net income increased $800,000 as explained above, EBITDA1 increased by $445,000 since part of the increase in net income was due to reduction of $490,000 in non-cash charges such as depreciation and amortization expense, and the write-off of unamortized acquisition costs incurred last year, which were offset by an increase in income tax expense of $194,000.

Highlights of Fourth Quarter Fiscal Year 2011 vs. Fourth Quarter Fiscal Year 2010

•
Revenues were $71.1 million in the fourth quarter of fiscal year 2011 as compared to $53.7 million in the same period of the prior year, an increase of $17.4 million, or 32%.  Higher market prices for petroleum products were the principal reason for $17.1 million of the increase in revenues.  The increase in revenues of approximately $300,000 was due to an 80,000 increase in gallons sold compared to a year ago.

•
Net income was $726,000 in the fourth quarter of fiscal year 2011, compared to a net income of $419,000 in the same period of the prior year.  The $307,000 increase in net income was primarily attributable to an increase of $633,000 in gross profit.

•
EBITDA1, a non-GAAP measure, was $1.6 million in the fourth quarter of fiscal 2011 compared to $1.2 million in the same period of the prior year, an increase of approximately $400,000.  The increase was primarily attributed to higher gross profit this fiscal year.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except price per share and net margin per gallon, shares outstanding and gallons sold

	For the Three Months		Fiscal Year
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Petroleum product sales and service revenues	$64,453	$47,549	$211,639	$169,313
Petroleum product taxes	6,691	6,155	24,784	23,534
Total revenues	71,144	53,704	236,423	192,847

Cost of petroleum product sales and service	59,500	43,229	194,925	154,117
Petroleum product taxes	6,691	6,155	24,784	23,534
Total cost of sales	66,191	49,384	219,709	177,651

Gross profit	4,953	4,320	16,714	15,196

Selling, general and administrative expenses	3,918	3,678	14,363	13,745

Operating income	1,035	642	2,351	1,451

Interest expense	(238)	(227)	(921)	(978)
Interest and other income	43	12	59	24

Income before income taxes	840	427	1,489	497

Income tax expense	(114)	(8)	(226)	(32)
Net income	$726	$419	$1,263	$465

Basic and diluted net income per share computation:
Net income	$726	$419	$1,263	$465
Less: Preferred stock dividends	(13)	(13)	(13)	(13)
Net income attributable to common shareholders	$713	$406	$1,250	$452

Net income per share attributable to common shareholders:
Basic	$0.08	$0.05	$0.15	$0.05
Diluted	$0.08	$0.05	$0.15	$0.05

Weighted average common shares outstanding:
Basic	8,391	8,557	8,484	8,480
Diluted	8,615	8,692	8,708	8,692

EBITDA (non-GAAP measure)1	$1,547	$1,189	$4,455	$4,010

Gallons sold	18,465	18,385	70,737	69,668

Net margin per gallon2	$0.28	$0.25	$0.25	$0.23

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

2 See “Non-GAAP Measures and Definitions” below.

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars

	June 30, 2011	June 30, 2010
ASSETS
Current assets	$23,790	$20,033
Property, plant and equipment, net	7,083	7,226
Other assets, net	2,646	2,319
Total assets	$33,519	$29,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$14,029	$18,388
Long-term debt, net and other liabilities	11,489	4,134
Stockholders’ equity	8,001	7,056
Total liabilities and shareholders’ equity	$33,519	$29,578

Non-GAAP Measures and Definitions

1 EBITDA.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities, allowing meaningful analysis of the performance of our core cash operations.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.

2 Net Margin Per Gallon.  Net margin per gallon is one of the most important measures of our financial performance.  It is calculated by adding the cost of sales depreciation and amortization to gross profit, and dividing that sum by the number of gallons sold.

CONFERENCE CALL

Management will host a conference call on September 30, 2011 at 11:00 a.m. Eastern Time (“ET”) to further discuss the results of the Company’s fiscal year and fourth quarter ended June 30, 2011.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-730-5763 (domestic) or 857-350-1587 (international), using Pass Code 232927210.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from September 30, 2011 at 2:00 p.m. ET until midnight ET on October 7, 2011, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 46337306.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the ability to make dividend payments, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2011.